Exhibit (a)(5)(0)

IMPORTANT INFORMATION

ABOUT THE OFFER TO PURCHASE FOR CASH ALL

OUTSTANDING ORDINARY SHARES OF

WRIGHT MEDICAL GROUP N.V.

at

$30.75 per share

pursuant to the offer to purchase

dated December 13, 2019

If you hold your shares through a broker, call your broker NOW to tender your shares before it is too late — there could be tax consequences!

Tendering is Easy!

If you hold your shares through a broker, call your broker NOW to tender your shares before it is too late -- there could be tax consequences!

No matter how you hold your shares, we can help you tender.

INNISFREE M&A INCORPORATED,

the Information Agent for the transaction, is ready to answer your questions about tendering.

Please call toll-free at:

(888) 750-0510

THE WRIGHT BOARD UNANIMOUSLY RECOMMENDS THAT WRIGHT SHAREHOLDERS

ACCEPT THE OFFER AND TENDER THEIR SHARES.

Shareholders should consider the following points (see below for further detail):

•	Shareholders may NOT tender by Guaranteed Delivery.

Wright shareholders may not tender Shares through guaranteed delivery procedures and will not be able to tender shares using a Notice of Guaranteed Delivery. Therefore, in order to receive the offer consideration, Wright shareholders must tender their Shares and complete all required documentation prior to the expiration of the offer as described in the Offer to Purchase, as amended and supplemented from time to time (the “Offer to Purchase”). Defined terms used but not defined herein have the meanings ascribed to them in the Offer to Purchase.

Wright shareholders of record who wish to tender Shares to Purchaser pursuant to the Offer, must deliver to the Depositary (a) the Letter of Transmittal, properly completed and duly executed, and (b)

any other documents required by the Letter of Transmittal, in each case, as described in the Offer to Purchase.

Wright shareholders whose Shares are held in “street” name and are being tendered by book-entry transfer must comply with the procedures for book-entry transfer as described in the Offer to Purchase.

Wright shareholders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee and give instructions that their Shares be tendered.

Please contact Innisfree M&A Incorporated, the information agent for the Offer, for assistance.

•	Shareholders who do not tender will be subject to Dutch tax withholding if either the Mergers or Asset Sale and Liquidation are implemented.

Amounts payable to Wright shareholders who do not tender their Shares pursuant to the Offer will be reduced by an amount equal to the Dutch dividend withholding tax as more fully described in the Offer to Purchase, if either the Mergers or Asset Sale and Liquidation are implemented.

Accordingly, in either of these scenarios, the net amount received by any Wright shareholders who do not tender may be lower than the amount that they would have received had they tendered their Shares pursuant to the Offer.

IF YOU HAVE ANY QUESTIONS OR NEED COPIES OF THE LETTER OF

TRANSMITTAL OR ANY OTHER DOCUMENTS, PLEASE CALL:

INNISFREE M&A INCORPORATED

TOLL-FREE AT (888) 750-0510

(Banks and Brokers may call collect at (212) 750-5833)

*  *  *  *  *

Additional Information and Where to Find It

The tender offer for Wright’s outstanding ordinary shares referenced herein commenced on December 13, 2019. This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Wright or any other securities. On December 13, 2019, Stryker filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Wright filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING), AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.

Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at preston.wells@stryker.com. Copies of the documents filed with the SEC by Wright will be available free of charge on Wright’s website, www.wright.com, or by contacting Wright’s investor relations department at julie.dewey@wright.com. In addition, Wright shareholders may obtain free copies of the tender offer materials by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (888) 750-0510.